COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, SMALL CAP PORTFOLIO
AND THE RUSSELL 2000 INDEX

EXHIBIT A:

                            DREYFUS VARIABLE
                            INVESTMENT FUND,
  PERIOD    RUSSELL 2000        SMALL CAP
              INDEX *           PORTFOLIO

  8/31/90         10,000                 10,000
 12/31/90          9,569                 10,210
 12/31/91         13,976                 26,519
 12/31/92         16,548                 45,422
 12/31/93         19,676                 76,451
 12/31/94         19,319                 82,376
 12/31/95         24,828                106,579
 12/31/96         28,923                124,263
 12/31/97         35,392                145,074

* Source: Lipper Analytical Services, Inc.